Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Maintains Quarterly Cash Distribution of $0.54 Per Unit; and Updates Guidance

TULSA, OKLAHOMA, October 28, 2019 —  Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended September 30, 2019 (the "2019 Quarter").  Total revenues were $464.7 million in the 2019 Quarter compared to $497.8 million for the quarter ended September 30, 2018 (the "2018 Quarter"), primarily due to lower coal sales revenues due to reduced coal sales volumes and prices, partially offset by the addition of oil & gas royalty revenues in the 2019 Quarter.  Primarily as a result of lower revenues and a $15.2 million non-cash asset impairment discussed in more detail below, net income attributable to ARLP for the 2019 Quarter declined to $39.1 million, or $0.30 per basic and diluted limited partner unit, compared to $73.7 million, or $0.55 per basic and diluted limited partner unit, for the 2018 Quarter.  EBITDA in the 2019 Quarter of $123.1 million was also lower compared to $153.7 million in the 2018 Quarter.  Excluding the impact of the non-cash asset impairment, Adjusted EBITDA decreased 10.1% to $138.3 million in the 2019 Quarter. (Unless otherwise noted, all references in this release to "net income" refer to "net income attributable to ARLP."  For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced today that the Board of Directors of its general partner approved a cash distribution to unitholders for the 2019 Quarter of $0.54 per unit (an annualized rate of $2.16 per unit), payable on November 14, 2019 to all unitholders of record as of the close of trading on November 7, 2019.  The announced distribution represents a 2.9% increase over the cash distribution of $0.525 per unit for the 2018 Quarter and is equal to the distribution declared for the quarter ended June 30, 2019 (the "Sequential Quarter").

"Challenging coal market conditions continued to impact ARLP’s financial and operating performance in the 2019 Quarter, as our coal inventories increased 1.0 million tons sequentially," said Joseph W. Craft III, Chairman, President and Chief Executive Officer.  "Weak power demand, persistently low prices for competing fuels and ongoing transportation issues have reduced coal-fired generation in the U.S. and internationally, leading to an oversupplied coal market and unsustainably low coal prices.  ARLP proactively responded to weak coal demand by adjusting operations to shift production to our lowest cost mines and reducing total volumes.  This response included the closure of our Dotiki mine, which led to a non-cash asset impairment in the 2019 Quarter."

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Mr. Craft added, "On a positive note, since our last earnings release we have secured new sales contracts for the delivery of 11.2 million tons through 2023.  Our oil & gas minerals segment also continued to perform well, again delivering strong Segment Adjusted EBITDA growth compared to both the 2018 and Sequential Quarters.  In addition, we completed the acquisition of Permian Basin mineral interests from Wing – adding approximately 9,000 net royalty acres in the Midland Basin, enhancing our already strong position in this prolific, liquids rich area.  With exposure to more than 400,000 gross acres under active development by well-capitalized operators, we expect the newly acquired interests will generate long-term cash flow growth for ARLP."

Mr. Craft continued, "As we continue to evaluate an uncertain coal market, ARLP elected to maintain its quarterly cash distributions for the 2019 Quarter at current levels.  We believe this decision, along with our low-cost, strategically located operations, growing minerals business and conservative balance sheet keeps ARLP well positioned to deliver long-term value for our unitholders."

Consolidated Financial Results

Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018

Coal Operations –

Reflecting lower coal sales volumes and prices, coal sales revenues for the 2019 Quarter decreased 8.8% to $420.0 million, compared to $460.3 million for the 2018 Quarter.  Coal sales volumes declined 7.5% to 9.3 million tons due primarily to lower export sales from our Gibson South mine and reduced volumes from our Dotiki mine, which ceased production in the 2019 Quarter.  Increased sales at our River View mine partially offset these decreases.  Coal sales price realizations declined 1.4% in the 2019 Quarter to $45.06 per ton sold, compared to $45.71 per ton sold during the 2018 Quarter.

Compared to the 2018 Quarter, our combined operating expenses and outside coal purchases for our coal operations decreased 7.2% to $286.3 million, primarily due to reduced coal sales volumes.  Segment Adjusted EBITDA Expense per ton of $30.75 in the 2019 Quarter was comparable to the 2018 Quarter.  Segment Adjusted EBITDA from our coal operations declined 9.9% to $144.0 million, compared to $159.8 million for the 2018 Quarter, primarily due to lower coal sales revenues offset in part by lower expenses in the 2019 Quarter discussed above.  (For a definition of Segment Adjusted EBITDA, Segment Adjusted EBITDA Expense and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Minerals  –

For the 2019 Quarter, our mineral interests contributed total revenues of $14.2 million from oil & gas royalties and lease bonuses.  Including equity income from our AllDale III investment, ARLP’s Minerals segment contributed Segment Adjusted EBITDA of $12.2

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million for the 2019 Quarter, compared to a contribution of $5.7 million in the 2018 Quarter.  (Following the AllDale Acquisition, results related to the mineral interests controlled by ARLP are included in our consolidated results while activity related to our limited partner interest in AllDale III continues to be reflected as equity method investment income.  Please see ARLP Press Release dated January 3, 2019 for a full description of the AllDale Acquisition.)

Compared to the 2018 Quarter, depreciation, depletion and amortization increased 3.1% to $72.3 million primarily due to depletion from production of our oil & gas royalty interests in the 2019 Quarter.

During the 2019 Quarter, we recorded a non-cash asset impairment charge of $15.2 million due to the closure of our Dotiki mine.

As a result of the redemption by Kodiak Gas Services, LLC of our preferred equity interest for $135.0 million cash in the first quarter of 2019, ARLP did not realize equity securities income in the 2019 Quarter, compared to $4.0 million in the 2018 Quarter.

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Total revenues increased 2.5% to $1.51 billion for the nine months ended September 30, 2019 (the "2019 Period"), compared to $1.47 billion for the nine months ended September 30, 2018 (the "2018 Period"), primarily due to the addition of oil & gas royalty revenues in the 2019 Period.  Higher revenues and a $170.0 million non-cash net gain related to the AllDale Acquisition led to increased net income, which rose 18.3% to $373.6 million for the 2019 Period, or $2.86 per basic and diluted limited partner unit, compared to $315.8 million, or $2.35 per basic and diluted limited partner unit, for the 2018 Period.  EBITDA also increased 14.0% in the 2019 Period to $627.6 million compared to $550.6 million in the 2018 Period.  Excluding the 2019 Period impact of the gain related to the AllDale Acquisition, the Dotiki $15.2 million non-cash asset impairment discussed previously and an $80.0 million net gain on settlement of litigation in the 2018 Period, Adjusted EBITDA increased slightly to $472.9 million in the 2019 Period, compared to $470.6 million for the 2018 Period.  The acquisition and settlement gains are described in more detail below.

Coal Operations –

Coal sales revenues of $1.36 billion for the 2019 Period were comparable to the 2018 Period.  Compared to the 2018 Period, coal sales volumes fell slightly to 29.9 million tons in the 2019 Period as reduced export volumes offset increased domestic shipments.  Coal sales price realizations in the 2019 Period increased modestly to $45.46 per ton sold, compared to $45.39 per ton sold in the 2018 Period.  Coal production increased 4.5% compared to the 2018 Period to 31.4 million tons, primarily due to increased production from additional mining units at our River View mine, the resumption of operations in the second quarter of 2018 at our Gibson North mine and strong performance at our Tunnel Ridge mine during the 2019 Period.  These increases were partially offset by curtailed production at our Gibson South mine due to weak export markets, production ceasing at our Dotiki mine and lower recoveries at our Mettiki and MC Mining operations in the 2019 Period.  Transportation revenues and expenses increased to $82.9 million in the 2019 Period from $76.0 million in

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the 2018 Period, primarily due to increased transportation rates per ton for coal shipped to international markets.

Compared to the 2018 Period, operating expenses and outside coal purchases for our coal operations increased to $904.9 million and contributed to higher Segment Adjusted EBITDA Expense per ton of $30.33 in the 2019 Period compared to $30.06 per ton in the 2018 Period.  The increase in Segment Adjusted EBITDA Expense per ton was primarily impacted by curtailed production at our Gibson South mine and lower recoveries at our Mettiki and MC Mining operations, offset in part by improved productivity at our Tunnel Ridge and Hamilton mines in the 2019 Period.

Lower coal sales revenues and higher expenses in the 2019 Period, as discussed above, caused total Segment Adjusted EBITDA from our coal operations to decline 2.4% to $482.7 million, compared to $494.5 million for the 2018 Period.

Minerals –

For the 2019 Period, our mineral interests contributed total revenues of $37.3 million from oil & gas royalties and lease bonuses.  During the 2019 Period, we also recorded a non-cash acquisition gain of $177.0 million, of which $7.1 million was attributable to noncontrolling interest, to reflect the fair value of the interests in AllDale I and II we already owned at the time of the AllDale Acquisition.  Inclusive of this gain, our Minerals segment contributed $174.9 million to ARLP’s net income, compared to $14.0 million for the 2018 Period.  Excluding the impact of the acquisition gain, Segment Adjusted EBITDA related to our Minerals segment increased to $32.4 million for the 2019 Period, compared to $14.0 million for the 2018 Period.

Compared to the 2018 Period, depreciation, depletion and amortization increased 7.9% to $220.4 million primarily due to depletion from production of our oil & gas royalty interests in the 2019 Period.

As previously discussed, we recorded a non-cash asset impairment charge of $15.2 million in the 2019 Period due to ceasing production at our Dotiki mine.

In the 2018 Period, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The settlement agreement provided for a $93.0 million cash payment to ARLP, future conditional coal supply commitments, continued export trans-loading capacity for our Appalachian mines and the acquisition of 57 million tons of additional coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Period reflecting the cash payment received net of certain costs associated with the gain.

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Segment Results and Analysis

			% Change
	2019 Third	2018 Third	Quarter /	2019 Second	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	6.553	7.246	(9.6)%	7.567	(13.4)%
Coal sales price per ton (1)	$39.11	$39.92	(2.0)%	$39.91	(2.0)%
Segment Adjusted EBITDA Expense per ton (2)	$26.52	$27.58	(3.8)%	$27.53	(3.7)%
Segment Adjusted EBITDA (2)	$87.8	$93.0	(5.6)%	$96.1	(8.6)%

Appalachia
Tons sold	2.767	2.825	(2.1)%	2.649	4.5%
Coal sales price per ton (1)	$58.66	$59.60	(1.6)%	$59.63	(1.6)%
Segment Adjusted EBITDA Expense per ton (2)	$39.03	$37.31	4.6%	$39.68	(1.6)%
Segment Adjusted EBITDA (2)	$55.2	$63.7	(13.3)%	$53.8	2.6%

Total Coal
Tons sold	9.320	10.071	(7.5)%	10.216	(8.8)%
Coal sales price per ton (1)	$45.06	$45.71	(1.4)%	$45.16	(0.2)%
Segment Adjusted EBITDA Expense per ton (2)	$30.75	$30.70	0.2%	$31.11	(1.2)%
Segment Adjusted EBITDA (2)	$144.0	$159.8	(9.9)%	$154.2	(6.6)%

Minerals (3)
Volume - BOE	0.433	—	n/m	0.353	22.7%
Volume - oil percentage of BOE	44.8%	—	n/m	41.7%	7.4%
Average sales price - BOE (4)	$32.22	$—	n/m	$33.80	(4.7)%
Segment Adjusted EBITDA Expense (2)	$2.52	$—	n/m	$1.77	42.6%
Segment Adjusted EBITDA (2), (3)	$12.2	$5.7	n/m	$11.1	9.9%

Consolidated Total (5)
Total revenues	$464.7	$497.8	(6.6)%	$517.1	(10.1)%
Segment Adjusted EBITDA Expense (2)	$289.1	$309.2	(6.5)%	$319.6	(9.5)%
Segment Adjusted EBITDA (2)	$156.2	$169.6	(7.9)%	$165.3	(5.5)%

n/m - Percentage change not meaningful.

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.

(3)

We restructured our reportable segments in the first quarter of 2019 to include our consolidated oil & gas mineral interests held by AllDale I & II and our equity method investment in AllDale Minerals III, LP (collectively with AllDale I & II, the "AllDale Partnerships") in a new Minerals reportable segment.  In August 2019, we acquired additional oil & gas mineral interests through the Wing Acquisition which are also included within the Minerals reportable segment.  The 2018 Quarter includes equity method investment income from the AllDale Partnerships prior to the AllDale Acquisition.

(4)

Average sales price - BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE").  BOE is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).

(5)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

Lower export sales from our Gibson South mine and reduced volumes resulting from the cessation of production at our Dotiki mine in the 2019 Quarter, led to a decrease in Illinois Basin sales volumes of 9.6% and 13.4% compared to the 2018 and Sequential Quarters, respectively.  In Appalachia, sales volumes decreased 2.1% in the 2019 Quarter compared to the 2018 Quarter as a result of lower export sales volumes from our Mettiki and MC Mining operations.  Compared to the Sequential

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Quarter, strong performance by our Tunnel Ridge longwall operation in the 2019 Quarter led Appalachia coal sales volumes higher by 4.5%.

Weak market conditions pushed total coal inventory higher to 2.5 million tons at the end of the 2019 Quarter, an increase of 1.6 million tons and 1.0 million tons compared to the end of the 2018 and Sequential Quarters, respectively.

Illinois Basin coal sales price per ton sold in the 2019 Quarter decreased 2.0% compared to both the 2018 and Sequential Quarters reflecting lower domestic and export sales prices due to weakened market conditions.  In Appalachia, coal sales price per ton decreased 1.6% compared to both the 2018 and Sequential Quarters due to reduced volumes and lower price realizations for exports of metallurgical coal from our Mettiki mine, partially offset by increased domestic prices from our MC Mining operation.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased 3.8% and 3.7% compared to the 2018 and Sequential Quarters, respectively, primarily due to longwall moves at our Hamilton mine in both prior comparative periods and reduced sales of higher cost tons following the cessation of production at our Dotiki mine.  These decreases were partially offset by reduced production at our Gibson South mine in response to weak export markets and lower recoveries at our River View mine in the 2019 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton was higher compared to the 2018 Quarter, increasing 4.6% as a result of lower recoveries at our Mettiki mine, reduced production from our MC Mining operation and sales of higher-cost purchased coal in the 2019 Quarter.  These increases were partially offset by the comparative impact of longwall moves at our Mettiki and Tunnel Ridge mines in the 2018 Quarter and reduced selling expenses across the region in the 2019 Quarter.  As anticipated, Segment Adjusted EBITDA Expense per ton in Appalachia was lower sequentially, decreasing 1.6% as our Tunnel Ridge mine in the 2019 Quarter benefited from improved geologic conditions following a longwall move in the Sequential Quarter.  Both regions also benefited from decreased workers’ compensation expense in the 2019 Quarter primarily due to the impact of mid-year actuarial adjustments recorded in the Sequential Quarter.

Segment Adjusted EBITDA from our Minerals segment increased by $6.5 million and $1.1 million compared to the 2018 and Sequential Quarters, respectively, primarily due to the previously discussed AllDale Acquisition in the first quarter of 2019 and the Wing Acquisition in the 2019 Quarter.

Market Update and Outlook

"In Europe, weak power demand, increased Russian supply and an oversupply of LNG have all contributed to a 30% drop in API-2 thermal coal prices since the beginning of the year, leading us to believe industrywide U.S. eastern thermal exports will decline approximately 20% this year compared to 2018," said Mr. Craft.  "Overall, electricity demand in the U.S. has declined approximately 2% year-over-year, and coal has continued to lose market share to natural gas.  As a result, we expect eastern U.S. utility burn to be 18% lower for 2019 compared to last year. The combination of both weak export and domestic markets has created a sizable oversupply of coal, pressuring prices to unsustainable levels for most of ARLP’s competitors."

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"We see no near-term catalyst to improve pricing except a rationalization of coal supply.  The industry has begun to respond as recent actions by ARLP and others have reduced supply by closing mines and altering normal operating schedules.  While this is a start, we believe additional temporary and/or permanent mine closures will likely occur in the near future. ARLP anticipates we may have to sell into a depressed export market or operate at reduced levels until market conditions improve.  In this uncertain market environment, ARLP continues to evaluate numerous operating scenarios and strategic opportunities.  In consideration of the current market environment, ARLP has updated its 2019 guidance for coal operations and consolidated results in the table provided below."

Looking forward, Mr. Craft added, "We are very pleased with the performance to date of our oil & gas minerals segment.  I anticipate we will be actively looking to add to our existing base of mineral interests and expect meaningful growth in future cash flow from these investments.  While current challenges in the coal markets will affect our revenues in the short term, ARLP is well positioned to benefit over the long term.  Our expectations for increased worldwide coal demand has not changed and we continue to believe the current weakness in the Atlantic Basin coal markets will rebound sometime in the second half of 2020.  In the U.S., our low-cost, strategically located coal operations have presented ARLP with near-term opportunities to grow its domestic market share.  The combination of cash flow growth in minerals, positive global supply/demand fundamentals for coal and consolidation of the domestic coal industry, I believe, will strengthen long-term value creation for our unitholders."

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ARLP is updating its 2019 full-year guidance for its operating and investment activities as follows:

2019 Full Year Guidance

Coal

Volumes (Million Short Tons)
Illinois Basin Production	29.7 — 29.9
Appalachia Production	10.4 — 10.6
Total Coal Production	40.1 — 40.4

Illinois Basin Sales Tons	28.7 — 29.0
Appalachia Sales Tons	10.4 — 10.5
Total Sales Tons	39.1 — 39.5

Committed & Priced Sales Tons
2019 — Domestic	32.3
2019 — Export	7.4
2020 — Domestic	25.8
2020 — Exports	—

Per Ton Estimates
Coal Sales Price per ton sold (1)	~ $44.75 — $45.00
Segment Adjusted EBITDA Expense per ton sold (2)	~ $30.30 — $30.50
Segment Adjusted EBITDA per ton sold (2)	~ $15.50 — $15.65

Minerals

Net Average Daily Production (BOE/d)	4,500 — 4,700
Percentage Oil and Liquids	~ 59.0%
Production and Ad Valorem Taxes (% of Revenue)	~ 6.1%
Segment Adjusted EBITDA (2) contribution from Minerals (3) – excluding AllDale Gain (4)	$48.0 — $54.0 million

Consolidated
Revenues (Excluding Transportation Revenues)	$1.87 — $1.89 billion
Adjusted EBITDA (5)	$598.0 — $618.0 million
Net Income Attributable to ARLP	$400.0 — $420.0 million
Depreciation, depletion and amortization	$300.0 — $310.0 million
Capital Expenditures (6)	$330.0 — $350.0 million

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton excludes Minerals and Segment Adjusted EBITDA per ton excludes Minerals and equity securities income.

(3)

The estimated Segment Adjusted EBITDA contribution from Minerals is subject to a number of factors including estimated drilling activity, oil and gas production volumes and price realizations, each of which is subject to change.

(4)

In the first quarter of 2019, ARLP recorded a non-cash gain on acquisition of $170.0 million, net of $7.1 million allocated to noncontrolling interest, to reflect the fair value of its previous investments in the AllDale I and II partnerships.

(5)	For a definition of EBITDA and Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(6)

Capital expenditures in 2019 are primarily related to maintenance capital expenditures for ARLP’s coal operations, including $29.0 - $31.0 million for development of the Excel Mine No. 5, and $39.0 - $41.0 million of growth capital to support future production increases at our River View and Gibson South mines.  Considering its current five-year planning horizon, ARLP is estimating total average maintenance capital expenditures for its coal operations of approximately $5.57 per ton produced for long-term distribution planning purposes.

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A conference call regarding ARLP's 2019 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10135889.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil & gas mineral interests located in strategic producing regions across the United States.

ARLP currently produces coal from seven mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil and gas producing regions in the United States, primarily the Anadarko, Permian, Williston and Appalachian basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil & gas prices, which could, among other things, affect our investments in oil & gas mineral interests; our productivity levels and margins earned on our coal sales; decline in or change in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

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Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 22,  2019 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 6, 2019 and August 5, 2019, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Tons Sold	9,320	10,071	29,857	29,957
Tons Produced	10,071	9,874	31,430	30,070
Mineral Interest Volumes (BOE)	433	—	1,113	—

SALES AND OPERATING REVENUES:
Coal sales	$420,005	$460,330	$1,357,331	$1,359,865
Oil & gas royalties	13,969	—	36,254	—
Transportation revenues	20,024	28,697	82,892	76,014
Other revenues	10,728	8,731	31,905	35,138
Total revenues	464,726	497,758	1,508,382	1,471,017

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	278,254	308,404	895,255	896,843
Transportation expenses	20,024	28,697	82,892	76,014
Outside coal purchases	10,599	—	15,910	1,442
General and administrative	17,885	15,836	55,218	49,513
Depreciation, depletion and amortization	72,348	70,196	220,400	204,194
Settlement gain	—	—	—	(80,000)
Asset impairment	15,190	—	15,190	—
Total operating expenses	414,300	423,133	1,284,865	1,148,006

INCOME FROM OPERATIONS	50,426	74,625	223,517	323,011

Interest expense, net	(11,698)	(9,840)	(33,831)	(30,653)
Interest income	92	32	321	121
Equity method investment income	659	5,980	1,533	14,555
Equity securities income	—	3,989	12,906	11,567
Acquisition gain	—	—	177,043	—
Other expense	(228)	(812)	(370)	(2,201)
INCOME BEFORE INCOME TAXES	39,251	73,974	381,119	316,400

INCOME TAX EXPENSE (BENEFIT)	50	5	130	(2)

NET INCOME	39,201	73,969	380,989	316,402

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(117)	(236)	(7,407)	(571)

NET INCOME ATTRIBUTABLE TO ARLP	$39,084	$73,733	$373,582	$315,831

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$—	$—	$1,560
LIMITED PARTNERS	$39,084	$73,733	$373,582	$314,271

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.30	$0.55	$2.86	$2.35

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,391,191	131,169,538	128,311,609	131,090,838

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,817	$244,150
Trade receivables	182,094	174,914
Other receivables	524	395
Inventories, net	114,100	59,206
Advance royalties, net	1,229	1,274
Prepaid expenses and other assets	11,600	20,747
Total current assets	341,364	500,686
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,673,436	2,925,808
Less accumulated depreciation, depletion and amortization	(1,647,933)	(1,513,450)
Total property, plant and equipment, net	2,025,503	1,412,358
OTHER ASSETS:
Advance royalties, net	51,863	42,923
Equity method investments	28,721	161,309
Equity securities	—	122,094
Goodwill	136,399	136,399
Operating lease right-of-use assets	18,990	—
Other long-term assets	24,249	18,979
Total other assets	260,222	481,704
TOTAL ASSETS	$2,627,089	$2,394,748

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$91,445	$96,397
Accrued taxes other than income taxes	17,611	16,762
Accrued payroll and related expenses	48,535	43,113
Accrued interest	13,175	5,022
Workers' compensation and pneumoconiosis benefits	11,181	11,137
Current finance lease obligations	31,507	46,722
Current operating lease obligations	4,431	—
Other current liabilities	22,139	19,718
Current maturities, long-term debt, net	69,694	92,000
Total current liabilities	309,718	330,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	637,090	564,004
Pneumoconiosis benefits	74,188	68,828
Accrued pension benefit	38,583	43,135
Workers' compensation	45,645	41,669
Asset retirement obligations	132,436	127,655
Long-term finance lease obligations	2,388	10,595
Long-term operating lease obligations	14,624	—
Other liabilities	21,126	20,304
Total long-term liabilities	966,080	876,190
Total liabilities	1,275,798	1,207,061

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,391,191 and 128,095,511 units outstanding, respectively	1,389,959	1,229,268
Accumulated other comprehensive loss	(50,692)	(46,871)
Total ARLP Partners' Capital	1,339,267	1,182,397
Noncontrolling interest	12,024	5,290
Total Partners' Capital	1,351,291	1,187,687
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,627,089	$2,394,748

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES	$408,418	$579,267

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(241,142)	(184,408)
Increase in accounts payable and accrued liabilities	319	673
Proceeds from sale of property, plant and equipment	892	2,361
Contributions to equity method investments	—	(15,600)
Distributions received from investments in excess of cumulative earnings	2,309	1,685
Payments for acquisitions of businesses, net of cash acquired	(320,232)	—
Cash received from redemption of equity securities	134,288	—
Net cash used in investing activities	(423,566)	(195,289)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	153,500	182,600
Payments under securitization facility	(179,000)	(255,000)
Proceeds from equipment financing	10,000	—
Payments on equipment financing	(1,021)	—
Borrowings under revolving credit facilities	300,000	70,000
Payments under revolving credit facilities	(235,000)	(100,000)
Payments on finance lease obligations	(23,270)	(22,106)
Payments for purchases of units under unit repurchase program	(5,251)	(21,070)
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(7,817)	(2,081)
Cash contribution by General Partner	—	41
Cash contribution by affiliated entity	—	2,142
Cash obtained in Simplification Transactions	—	1,139
Distributions paid to Partners	(208,653)	(206,682)
Other	(673)	(1,362)
Net cash used in financing activities	(197,185)	(352,379)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(212,333)	31,599

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,150	6,756

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,817	$38,355

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Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains, asset impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Nine Months Ended		Three Months Ended	Year Ended
	September 30,		September 30,		June 30,	December 31,
	2019	2018	2019	2018	2019	2019E Midpoint

Net income attributable to ARLP	$39,084	$73,733	$373,582	$315,831	$58,070	$410,000
Depreciation, depletion and amortization	72,348	70,196	220,400	204,194	76,913	306,500
Interest expense, net	11,904	10,138	34,300	31,423	10,811	46,500
Capitalized interest	(298)	(330)	(790)	(891)	(238)	—
Income tax expense (benefit)	50	5	130	(2)	186	—
EBITDA	123,088	153,742	627,622	550,555	145,742	763,000
Settlement gain	—	—	—	(80,000)	—	—
Asset impairment	15,190	—	15,190	—	—	15,000
Acquisition gain	—	—	(177,043)	—	—	(170,000)
Acquisition gain attributable to noncontrolling interest	—	—	7,083	—	—	—
Adjusted EBITDA	138,278	153,742	472,852	470,555	145,742	608,000
Interest expense, net	(11,904)	(10,138)	(34,300)	(31,423)	(10,811)	(46,500)
Income tax (expense) benefit	(50)	(5)	(130)	2	(186)	—
Estimated maintenance capital expenditures (1)	(56,095)	(46,605)	(175,065)	(141,930)	(55,901)	(224,000)
Distributable Cash Flow	$70,229	$96,994	$263,357	$297,204	$78,844	$337,500
Distributions paid to partners	$70,153	$69,239	$208,653	$206,682	$69,489	$278,800
Distribution Coverage Ratio	1.00	1.40	1.26	1.44	1.13	1.21

(1)

Our maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2019 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.57 per ton produced compared to the estimated $4.72 per ton produced in 2018. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

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	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2019	2018	2019	2018	2019

Operating expense	$278,254	$308,404	$895,255	$896,843	$314,273
Outside coal purchases	10,599	—	15,910	1,442	5,311
Other expense	228	812	370	2,201	13
Segment Adjusted EBITDA Expense	289,081	309,216	911,535	900,486	319,597
Minerals expenses	(2,517)	—	(6,109)	—	(1,765)
Segment Adjusted EBITDA Expense - Coal	$286,564	$309,216	$905,426	$900,486	$317,832
Divided by tons sold	9,320	10,071	29,857	29,957	10,216
Segment Adjusted EBITDA Expense per ton	$30.75	$30.70	$30.33	$30.06	$31.11

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain, asset impairment and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2019	2018	2019	2018	2019

Adjusted EBITDA (See reconciliation to GAAP above)	$138,278	$153,742	$472,852	$470,555	$145,742
General and administrative	17,885	15,836	55,218	49,513	19,521
Segment Adjusted EBITDA	156,163	169,578	528,070	520,068	165,263
Minerals segment	(12,202)	(5,744)	(32,432)	(13,984)	(11,098)
Equity securities income	—	(3,989)	(12,906)	(11,567)	—
Segment Adjusted EBITDA – Coal	$143,961	$159,845	$482,732	$494,517	$154,165
Divided by tons sold	9,320	10,071	29,857	29,957	10,216
Segment Adjusted EBITDA per ton	$15.45	$15.87	$16.17	$16.51	$15.09

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